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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                  FORM 12b-25

NOTIFICATION OF LATE FILING                             SEC FILE NUMBER:  1-258

(Check One):                                            CUSIP NUMBERS: 466154208

[X]  Form 10-K and Form 10-KSB      [_]  Form 20-F      [_]  Form 11-K

[_]  Form 10-Q and Form 10-QSB      [_]  Form N-SAR

     For Period Ended:
                      ----------------------------------------------------------

[_]  Transition Report on Form 10-K
[_]  Transition Report on Form 20-F
[_]  Transition Report on Form 11-K
[_]  Transition Report on Form 10-Q
[_]  Transition Report on Form N-SAR

     For the Transition Period Ended:
                                     -------------------------------------------

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: ___
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                                    PART I
                            REGISTRANT INFORMATION

Full Name of Registrant:                       JG Industries, Inc.
                                               ---------------------------------
Former Name if Applicable:
                                               ---------------------------------
Address of Principal Executive
Office (Street and Number):                    5630 West Belmont Avenue
                                               ---------------------------------
City, Staten and Zip Code:                     Chicago, Illinois 60634
                                               ---------------------------------

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                                    PART II
                            RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the Registrant seeks pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-f, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                   PART III
                                   NARRATIVE

State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report, or portion thereof, could not be filed within the prescribed period.

The Registrant's annual report on Form 10-K cannot be filed within the prescribed time due to pending negotiations related to the restructuring of subordinated long term debt.

                                    PART IV
                               OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

Clifford Gutmann                       773                   481-5400
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   (Name)                           (Area Code)         (Telephone Number)



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(2)  Have all other periodic reports required under section 13 or 15(d) of the
     Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the Registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

     [X] Yes    [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report, or portion thereof?

     [ ] Yes    [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                /s/ JG Industries, Inc.
                ----------------------------------------------
               (Name of Registrant as specified in its charter)

     has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.



Date: 4/30/98                          By: /s/ Clarence Farrar
     ----------                           ---------------------------------
                                       Name:  Clarence Farrar
                                       Title: President




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